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                                                                   EXHIBIT 10.22


March 10, 1998

Mr. Keith Morris,
490 MacBeth Crescent,
West Vancouver, B.C.  V7T 1V7

Dear Mr. Morris:

We are pleased to confirm the terms and conditions of your employment with DynaMotive as Vice President, Engineering effective March 10, 1998.

RESPONSIBILITIES

As Vice President, Engineering for the BioMass Refinery you will be responsible for engineering the BioTherm system to a commercial scale with the assistance of others including RTI, as appropriate; developing an injection system for BioLime with outside assistance as appropriate; establishing commercial test programs with combustor owners; coordinating commercial installations either independently or in conjunction with our engineering firm partner (such as Stone & Webster); assisting--and where appropriate leading--in negotiations with potential commercial partners; assisting in developing and maintaining appropriate economic models; making presentations as required and carrying out other responsibilities as required from time to time.

COMPENSATION

Your annual salary will commence at $95,000 per annum, bi-monthly, with annual reviews. Your salary will be increased to $105,000 per annum, effective September 1, 1998. The Company shall undertake to establish an incentive program by June 30, 1998 based on milestones (to be established and mutually agreed) that will provide for a bonus up to 15% of base pay. Such bonus shall be paid in cash subject to an adequate cash position of the Company; otherwise such bonus will be paid in shares based on the market value at the time of such grant.

BENEFITS

Benefits include extended health (including B.C. Medical), life insurance, long term disability (with extended coverage after 3 months) and dental coverage. All benefits are fully paid by the Company except for the long term disability benefit which is paid for by the employee.

VACATION

Paid vacation may be taken as follows:

         No. of Completed Years                   Vacation
             Of Employment                       Entitlement
         ----------------------                  -----------
            First full year                        4 weeks
            After 8 years                          5 weeks


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OVERTIME

The Company will not reimburse you for overtime unless it has been approved in advance. Generally, the Company prefers a flexible arrangement wherein you can take time for reasonable personal appointments (such as medical and family matters) and time off for additional time worked.

ADDITIONAL EMPLOYEE INCENTIVES

We believe that everyone who contributes to the success of the Company should participate in such success. The Company has approved an Incentive Stock Option Plan and will also recognise exceptional performance with the issuance of additional stock incentives on a discretionary basis. We are pleased to offer you stock options (attached) for the purchase of 50,000 common shares of the Company at U.S. $2.00 each for five years. The first option for 10,000 shares may be exercised at any time on or after February 28, 1998; the remaining 40,000 shares have been divided into four options of 10,000 shares each with the exercise date occurring incrementally on each subsequent anniversary date.

TERMINATION

DynaMotive will have the right to terminate your employment at any time without just cause. If your employment is terminated without cause, DynaMotive will provide you with one month of notice for each completed year of employment to a maximum of twelve months of notice.

CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT

The Confidentiality and Restrictive Covenant Agreement ("Confidentiality Agreement") attached is an integral part of this employment agreement and by signing the enclosed duplicate copy of this letter you agree to be bound by all the terms of the Confidentiality Agreement.

This letter once signed contains the terms of your contract with DynaMotive and constitutes the entire understanding between us with respect to the terms and conditions of your employment and supercedes all prior discussions between us.

We thank you for your strong contribution to date and we hope that your relationship with DynaMotive is long, happy and rewarding.

Yours sincerely,            I, Keith Morris, have read this letter and
                            its attachments carefully and understand them.
                            I accept employment in DynaMotive under the terms
                            described in this letter. Accepted on this
                            3rd, day of   April  , 1998.
                            ---         ---------

/s/ B.E. Boyes

B.E. Boyes,                                 per /s/ Keith Morris
Acting President & CEO                          --------------------------------
                                                    Keith Morris


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